POLICY NUMBER: [VP99999990]

POLICY SPECIFICATIONS

Summary of Coverages Effective on the Policy Date

R20MIBR	Minimum Indexed Benefit Rider
S20MIBR

[ICC20 S20ADM]

MINIMUM INDEXED BENEFIT RIDER

Indexed Termination Credit Accrued — The Indexed Termination Credit Accrued is an amount that starts at zero when the Policy is issued. It is a cumulative amount that is calculated as:

•                  The value of the Indexed Termination Credit Accrued as of the prior day;

•                  Plus the Indexed Fixed Option Charge attributable to the Eligible Indexed Accounts as of each Monthly Payment Date;

•                  Plus the Indexed Account Asset Charge amount described below as of each Monthly Payment Date;

•                  Minus the Segment Indexed Interest credited to Eligible Indexed Accounts as of each Segment Maturity Date.

Indexed Account Asset Charge — The Indexed Account Asset Charge is an amount that is:

•                  A portion of the Policy’s Asset Charge that is attributable to an Eligible Indexed Account; and

•                  Equal to the Monthly Asset Charge Rate multiplied by the Indexed Account Value of all Eligible Indexed Account(s).